Interim Results of the FLINT Clinical Trial
Statement from the NIH's National Institute of Diabetes and Digestive and Kidney Diseases
January 10, 2014

The NIH-funded FLINT clinical trial of obeticholic acid (OCA) for the liver disease nonalcoholic steatohepatitis (NASH) is a phase 2b study to test the effectiveness and further evaluate the safety of OCA. FLINT enrolled 283 patients. More than half have completed 72 weeks of therapy with either OCA or placebo and had an end-of-treatment liver biopsy. At the end of therapy, patients are followed for another 24 weeks. The study protocol called for an interim analysis of histology and safety parameters after half of patients had completed treatment and had an end-of-treatment liver biopsy.

Based on the strength of these preliminary, interim results showing that OCA has a significant beneficial effect on liver damage due to NASH—and with the Data Safety and Monitoring Board's concurrence—NIDDK decided to stop treatment, move all patients into the 24-week follow up phase of the trial, and perform no additional liver biopsies—which carry their own risks. **While treatment is being stopped early, the study is not over.**

FLINT interim results also found disproportionate lipid abnormalities (increased total cholesterol with increased LDL and decreased HDL cholesterol) in patients on OCA compared to those on placebo. As lipid abnormalities are common in people with NASH, following all FLINT patients the full 24 weeks after stopping the drug will help determine whether lipid problems return to pre-OCA levels and weigh potential risks and benefits of the drug.

Our first priority following the decision to stop active treatment is to inform patients about interim results and give them additional instructions. For example, patients who are still taking study drugs are being notified that they should continue taking them until they return for a clinic visit on or before January 20.

To better understand the potential benefits and risks of OCA, the study will continue to collect information on patients until they have completed follow up visits. Investigators and patients will not know who received OCA or placebo until patients have their final visit 24 weeks after stopping the study drug.

NIDDK does not typically release interim results as they are preliminary. But as results have already been made public, we are providing limited additional information, giving a broader context for the findings. **Additional information on the study will be available when the trial has been completed and all data have been thoroughly analyzed and presented to the broader scientific community, in 10 to 12 months.**